Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE
August 28, 2026	Our Matter Number: 1285572

The Bank of Nova Scotia

40 Temperance Street

Toronto, ON M5H 0B4

Dear Sirs/Mesdames:

Re: The Bank of Nova Scotia—Form F-3 Registration Statement

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank” or “BNS”) in connection with the registration under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) of U.S.$75,000,000,000 aggregate amount of (i) common shares (the “Common Shares”), (ii) preferred shares (the “Preferred Shares”, and, collectively with the Common Shares, the “Shares”), (iii) senior debt securities (the “Senior Debt Securities”), to be issued pursuant to an indenture dated as of January 22, 2010 (the “Base Senior Debt Securities Indenture”) between the Bank and Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and together with the U.S. Trustee, the “Trustees”), as amended and supplemented by a first supplemental indenture dated as of November 30, 2018 (the “First Supplemental Indenture”) between the Bank and the Trustees and a second supplemental indenture dated as of December 27, 2021 (the “Second Supplemental Indenture” and the Base Senior Debt Securities Indenture as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, collectively, the “Senior Debt Securities Indenture”), and (iv) subordinated debt securities (the “Subordinated Debt Securities”, and collectively with the Senior Debt Securities, the “Debt Securities”), to be issued either pursuant to (A) a subordinated debt securities indenture dated as of December 16, 2015 (the “Subordinated Debt Securities Indenture”) between the Bank and the Trustees, or (B) a subordinated debt securities indenture (Non-Viability Contingent Capital (NVCC)) dated as of October 12, 2017 (the “NVCC Subordinated Debt Securities Indenture”) between the Bank and the Trustees.

We have participated, together with Allen Overy Shearman Sterling US LLP, United States counsel to the Bank, in the preparation of the following:

(i)	the Senior Debt Securities Indenture;

(ii)	the Subordinated Debt Securities Indenture;

(iii)	the NVCC Subordinated Debt Securities Indenture;

(iv)	the registration statement of the Bank on Form F-3 dated August 28, 2026 (the “Registration Statement”); and

(v)	the prospectus of the Bank included in the Registration Statement (the “Prospectus”).

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile or electronic copies. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that each of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture and the NVCC Subordinated Debt Securities Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank. Further, we have assumed that the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.

In giving the opinions expressed herein, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated August 27, 2026 issued by the Office of the Superintendent of Financial Institutions, which certificate we assume is accurate as of the date hereof.

Further, we draw to your attention that some Debt Securities specified in the applicable prospectus supplements as being “bail-inable debt securities” may be subject to conversion in whole or part into common shares of the Bank or its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada).

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Shares and the Debt Securities.

2.

When the creation of the Shares has been duly authorized by the Bank and when the terms of particular Shares and the issuance and sale of such Shares have been duly authorized by all necessary corporate action, and when such Shares have been duly executed and issued and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Shares will be validly issued and fully-paid and non-assessable.

3.

When the creation of the Debt Securities has been duly authorized by the Bank and when the terms of particular Debt Securities and the issuance and sale of such Debt Securities have been duly authorized by all necessary corporate action in conformity with the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture or the NVCC Subordinated Debt Securities Indenture, as applicable, and when such Debt Securities have been duly executed, authenticated and issued in accordance with the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture or the NVCC Subordinated Debt Securities Indenture, as applicable, and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Debt Securities will be validly issued.

4.

Each of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture and the NVCC Subordinated Debt Securities Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, and does, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

The opinion set forth in paragraph 4 above as to the enforceability of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture and the NVCC Subordinated Debt Securities Indenture is subject to the following qualifications:

(i)

enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)

enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(iii)

pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment;

(iv)

enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture or the NVCC Subordinated Debt Securities Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and

(v)

the provisions for the payment of interest (for the purposes of the Criminal Code (Canada)) under any of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture and the NVCC Subordinated Debt Securities Indenture may be unenforceable if those provisions create an obligation to pay interest in an amount or at a rate prohibited by the Criminal Code (Canada).

If a pricing supplement relating to the offer and sale of any particular securities (referred to below as the “notes”) issuable under the Senior Debt Securities Indenture (referred to below as the “Indenture”) is prepared and filed by the Bank with the United States Securities and Exchange Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

“In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and (v) the provisions for the payment of interest (for the purposes of the Criminal Code (Canada)) may be unenforceable if those provisions create an obligation to pay interest in an amount or at a rate prohibited by the Criminal Code (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated August 28, 2026, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on August 28, 2026.”

We hereby consent to this filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP